Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SECUREWORKS CORP.

SecureWorks Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is SecureWorks Corp. The date of the filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was November 24, 2015. The name under which the Corporation filed its original certificate of incorporation was SecureWorks Corp.

2.	This Restated Certificate of Incorporation amends and restates the Corporation’s certificate of incorporation.

3.	This Restated Certificate of Incorporation has been duly approved and adopted by the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of stockholders of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

ARTICLE I

NAME

The name of the corporation is SecureWorks Corp. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, in the City of Wilmington, Delaware 19808, in the county of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “Delaware General Corporation Law”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is                      shares, consisting of (1)                      shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (2)                      shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and (3)                      shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Class A Common Stock, the Class B Common Stock or the

Preferred Stock may be increased or decreased (but not below the number of shares of the Class A Common Stock, the Class B Common Stock or the Preferred Stock, as the case may be, then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority in voting power of the outstanding capital stock entitled to vote on such increase or decrease irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

Section A. Common Stock.

1.	Ranking. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise required by law or expressly provided in this Restated Certificate of Incorporation (as amended from time to time, including the terms of any Certificate of Designation (as defined below), this “Certificate of Incorporation”). The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of Preferred Stock of any series.

2.	Voting. Except as otherwise required by law or by the resolution or resolutions of the Board providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on the election and removal of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation:

a.	each share of Class A Common Stock shall be entitled to one (1) vote and each share of Class B Common Stock shall be entitled to ten (10) votes;

b.	the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to the holders of any series of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation;

c.	notwithstanding any other provision of this Certificate of Incorporation to the contrary, (1) so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting as a separate class, amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of this Certificate of Incorporation to alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely and (2) so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, voting as a separate class, amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of this Certificate of Incorporation to alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely; and

d.	notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the Delaware General Corporation Law.

3.	Dividends; Changes in Common Stock. No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in shares of Class B Common Stock, as the case may be, or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock or shares of Class B Common Stock, such dividends shall be declared at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

If the Corporation in any manner subdivides or combines the then-outstanding shares of Class A Common Stock, the then-outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the then-outstanding shares of Class B Common Stock, the then-outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be.

4.	Liquidation. Subject to the rights of the holders of any series of Preferred Stock and without limiting the generality of Section A.1 of this Article IV, shares of Class A Common Stock and Class B Common Stock shall rank pari passu with each other as to any distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A.4, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or persons (which shall be subject to Section A.5 of this Article IV) or any sale, lease, exchange or conveyance of all or a part of the Corporation’s assets.

5.

Reorganization, Consolidation, Share Exchange or Merger. Subject to the rights of the holders of any series of Preferred Stock, in the event of any reorganization, consolidation, share exchange or merger of the Corporation with or into any other person or persons in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of capital stock or other securities or property

(including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of capital stock and other securities and property (including cash), other than a difference in kind or amount of capital stock and other securities received that is limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock in effect prior to any such transaction, unless the different treatment of the shares of each such class of Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon and a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class. In the event that the holders of shares of Class A Common Stock or shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in respect of any such transaction, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock, as the case may be, are granted substantially identical election rights.

6.	Conversion of Class B Common Stock.

a.	Each record holder of shares of Class B Common Stock, at the option of such holder, may convert, at any time and from time to time, any or all of such shares into an equal number of fully paid and non-assessable shares of Class A Common Stock by surrendering the certificates, if any, or delivering an affidavit of lost certificate, for such shares, or, if such shares of Class B Common Stock are uncertificated, by delivering duly executed instructions with respect to such shares, accompanied by any payment required for documentary, stamp or similar issue or transfer taxes and by a written notice by such record holder delivered to the Corporation at its registered office in the State of Delaware or its principal place of business stating that such record holder wishes to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class A Common Stock), and requesting that the Corporation issue all of such shares of Class A Common Stock to the person or persons named in such notice. Such notice shall set forth the number of shares of Class B Common Stock being converted into shares of Class A Common Stock, the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates, if any, therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at 5:00 p.m. Eastern Time on the date on which such notice is delivered to the Corporation in accordance with this Section A.6.a.

b.	Each outstanding share of Class B Common Stock shall be automatically converted into one (1) fully paid and non-assessable share of Class A Common Stock upon any transfer of such share if, after such transfer, such share is not beneficially owned by a Denali Entity.

c.	Each outstanding share of Class B Common Stock shall be automatically converted into one (1) fully paid and non-assessable share of Class A Common Stock at 5:00 p.m. Eastern Time on the date, if any, on which the number of shares of Class B Common Stock beneficially owned by the Denali Entities, in the aggregate, represents less than 10% of the number of the then-outstanding shares of Common Stock, provided, however, that, at such date, a Distribution has not occurred.

d.

Notwithstanding the foregoing Section A.6.a, A.6.b or A.6.c of this Article IV, if Denali Entities transfer all or any portion of the Class B Common Stock to Denali stockholders or security holders in connection with a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended (or any corresponding provisions of any successor statute) (a “Distribution”), the transferred shares of Class B Common Stock shall not be converted into Class A Common Stock as a result of such Distribution and shall no longer be convertible into Class A Common Stock, whether automatically, at the election of any holder of the Class B Common Stock, or otherwise (except as hereinafter set forth in this Section A.6.d). For the purposes of this Section A, a Distribution shall be deemed to have occurred at the time shares of Class B Common Stock are first transferred to stockholders or security holders of Denali following receipt of a certificate described in Section A.6.h(2) of this Article IV. At any time following such Distribution, subject to Board approval thereof, the Corporation may submit for approval by holders of the Common Stock, subject to the conditions set forth below, a proposal to convert all outstanding shares of Class B Common Stock into shares of Class A Common Stock; provided, however, that the Board shall have received an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service, in either case satisfactory to Denali, in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free treatment of the Tax-Free Transactions (and in determining whether an opinion or ruling is satisfactory, Denali may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for such opinion or ruling, and Denali may determine that no opinion or ruling would be acceptable to Denali), to the effect that such conversion will not affect the tax-free treatment of the Tax-Free Transactions. If the Board shall have received such an opinion or ruling, approval of such conversion may be submitted to a vote of the holders of the Common Stock. Approval of such conversion shall require the affirmative vote of the holders of a majority of the votes cast by the holders of the Class A Common Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the votes cast by the holders of the Class B Common Stock, voting as a separate class, unless the Board (1) has determined that approval of such conversion by the affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock and the holders of the Class B Common Stock, voting together as a single class, would not affect the tax-free treatment of the Tax-Free Transactions, subject to the receipt by the Board of an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service regarding such tax-free treatment of the Tax-Free Transactions, and (2) shall have received the prior written consent thereto from Denali, in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free treatment of the Tax-Free Transactions, in which case neither class of Common Stock shall be entitled to a separate class vote and approval of such conversion shall require the affirmative vote of the holders of a majority of the votes cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class. Such conversion shall be effective at 5:00 p.m. Eastern Time on the date on which such proposal is approved by the holders of the Common Stock. In the event of any Distribution, any outstanding shares of Class

B Common Stock that are not distributed in such Distribution shall be automatically converted into an equal number of fully paid and non-assessable shares of Class A Common Stock in accordance with the terms of this Certificate of Incorporation upon such Distribution.

e.	The Corporation shall provide notice of (1) any automatic conversion of outstanding shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section A.6.b of this Article IV to holders of record of such shares of Class A Common Stock as soon as reasonably practicable following such conversion and (2) any automatic conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section A.6.c of this Article IV to all holders of record of such shares of Class B Common Stock as soon as reasonably practicable following such conversion; provided, however, that in the event of a conversion referred to in clause (2), the Corporation may satisfy such notice requirement by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the Delaware General Corporation Law; provided further, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock into shares of Class Common Stock.

f.	Immediately upon conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Article IV, the rights of holders of such shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such holders shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion; provided further, however, that in the case of any dividend payable in shares of Class B Common Stock, such shares shall automatically convert into an equal number of shares of Class A Common Stock contemporaneously with the payment and issuance thereof.

g.	Prior to a Distribution of any shares of Class B Common Stock, (1) holders of shares of Class B Common Stock may transfer any or all of such shares held by them on the stock ledger of the Corporation only in connection with a transfer that meets the requirements of Section A.6.h of this Article IV and (2) no person other than persons in whose names such shares of Class B Common Stock become registered on the stock ledger of the Corporation, or transferees or successive transferees who receive such shares of Class B Common Stock in connection with a transfer that meets the requirements of Section A.6.h of this Article IV, shall have the status of a record owner or holder of such shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for such person’s own benefit the special rights and powers of a holder of such shares of Class B Common Stock.

h.	Prior to a Distribution of any shares of Class B Common Stock, shares of Class B Common Stock shall be transferred on the stock ledger of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of proper transfer documents, accompanied by a certificate of the record holder thereof or its designee stating either that (1) such transfer is to any Denali Entity or (2) such transfer is to the stockholders or security holders of Denali in connection with a Distribution.

i.	Prior to a Distribution of any shares of Class B Common Stock, every certificate, if any, representing such shares of Class B Common Stock shall bear a legend on its face substantially to the following effect:

“THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS SET FORTH IN SECTION A.6 OF ARTICLE IV OF THE CERTIFICATE OF INCORPORATION OF THIS CORPORATION, AS IT MAY BE AMENDED FROM TIME TO TIME, AND NO PERSON WHO RECEIVES SUCH SHARES IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS PRESCRIBED IN SUCH ARTICLE IV IS ENTITLED TO OWN OR TO BE REGISTERED AS THE RECORD HOLDER OF SUCH SHARES OF CLASS B COMMON STOCK, BUT THE RECORD HOLDER OF THIS CERTIFICATE MAY AT SUCH TIME AND IN THE MANNER SET FORTH IN SECTION A.6 OF ARTICLE IV OF THE CERTIFICATE OF INCORPORATION OF THIS CORPORATION, AS IT MAY BE AMENDED FROM TIME TO TIME, CONVERT SUCH SHARES OF CLASS B COMMON STOCK INTO THE SAME NUMBER OF FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A COMMON STOCK FOR PURPOSES OF EFFECTING THE SALE OR OTHER DISPOSITION OF SUCH SHARES OF CLASS A COMMON STOCK TO ANY PERSON. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING SUCH CERTIFICATE, ACCEPTS AND AGREES TO ALL OF THE FOREGOING.”

Upon and after the transfer of any shares of Class B Common Stock in a Distribution, certificates, if any, for such shares of Class B Common Stock shall no longer bear the legend set forth above.

j.	The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class A Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

Section B. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Certificate of Designation”) setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

a.	the designation of such series, which may be by distinguishing number, letter or title;

b.	the number of shares of such series, which number the Board may thereafter (except where otherwise provided in the Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

c.	the amounts or rates at which dividends, if any, will be payable on shares of such series, the preferences, if any, of shares of such series in respect of dividends, and whether such dividends shall be cumulative or noncumulative;

d.	the dates on which dividends, if any, shall be payable;

e.	the redemption rights and price or prices, if any, for shares of such series;

f.	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of such series;

g.	the amounts payable on, and the preferences, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

h.	whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation or other person, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

i.	restrictions on the issuance of shares of the same series or any other class or series;

j.	the voting rights, if any, of the holders of shares of such series generally or upon specified events; and

k.	any other powers, preferences and relative, participating, optional or other special rights of shares of such series, and any qualifications, limitations or restrictions thereof, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such series.

Without limiting the generality of the foregoing, the resolution or resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law.

Any shares of any series of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any Certificate of Designation for such series of Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

Section A. Management of Business and Affairs of the Corporation.

The business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section B. Classified Board.

The Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV (including any Certificate of Designation with respect to any series of Preferred Stock), shall be divided into three (3) classes, designated Class I, Class II and Class III, as nearly equal in number as the then-authorized number of directors constituting the Board permits, with the term of office of one class expiring each year. Class I directors shall be initially elected for a term expiring at the first annual meeting of stockholders following the date on which the Class A Common Stock is first publicly traded (the “IPO Date”), Class II directors shall be initially elected for a term expiring at the second annual meeting of stockholders following the IPO Date, and Class III directors shall be initially elected for a term expiring at the third annual meeting of stockholders following the IPO Date. Directors of each class shall hold office until the annual meeting for the year in which their term expires and until their successors are elected and qualified, subject, however, to the prior death, resignation, retirement, disqualification or removal from office of a director. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at such meeting shall be elected in accordance with this Article V to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until the election and qualification of their respective successors in office. The Board is authorized to assign directors already in office to Class I, Class II or Class III.

Section C. Election.

The directors of the Corporation shall not be required to be elected by written ballots unless the Bylaws of the Corporation so provide.

Section D. Newly-Created Directorships; Vacancies.

Except as otherwise provided by law or fixed pursuant to Article IV (including any Certificate of Designation) relating to the rights of the holders of any series of Preferred Stock to elect additional directors, any newly-created directorship that results from an increase in the number of directors and any vacancy on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by the stockholders; provided, however, that at any time when the Denali Entities beneficially own, in the aggregate, shares of capital stock of the Corporation representing less than 40% in voting power of the capital stock entitled to vote generally on the election of directors, any newly-created directorship and any vacancy shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected to fill a newly-created directorship or vacancy in a particular class of the Board shall hold office for a term that shall coincide with the remaining term of such class and until the expiration of the term of office of the director replaced by such newly-elected director or until a successor to such newly-elected director is duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Section E. Directors Elected by Holders of Preferred Stock.

Notwithstanding the foregoing provisions of this Article V, whenever, pursuant to the provisions of Article IV, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with the holders of one or more other series of Preferred Stock, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of newly-created directorships or vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including the terms of any Certificate of Designation relating to any such series of Preferred Stock).

Section F. Number of Directors Constituting the Board.

Except as otherwise required by law or fixed pursuant to Article IV (including any Certificate of Designation) relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not fewer than three (3) nor more than fifteen (15), with the then-authorized number of directors being fixed from time to time exclusively by a resolution adopted by the affirmative vote of a majority of the authorized number of directors (without regard to vacancies). During any period in which the holders of any series of Preferred Stock have the right to elect additional directors as required by law or fixed pursuant to the provisions of Article IV (including any Certificate of Designation), then upon commencement and for the duration of the period during which such right continues (1) the then-otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (2) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series, the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

Section G. Removal.

Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with the holders of one or more other series of Preferred Stock, as the case may be) may be removed at any time either with or without cause by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority in voting power of the outstanding capital stock entitled to vote thereon, voting together as a single class; provided, however, that at any time when the Denali Entities beneficially own, in the aggregate, shares of capital stock of the Corporation representing less than 50% in voting power of the capital stock entitled to vote generally on the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of shares of capital stock of the Corporation representing at least a majority in voting power of the outstanding capital stock entitled to vote thereon, voting together as a single class.

ARTICLE VI

STOCKHOLDER ACTION

Section A. Stockholder Action by Written Consent.

At any time when the Denali Entities beneficially own, in the aggregate, shares of capital stock of the Corporation representing at least 50% in voting power of the capital stock entitled to vote generally on the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. At any time when the Denali Entities beneficially own, in the aggregate, shares of capital stock of the Corporation representing less than 50% in voting power of the capital stock entitled to vote generally on the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders unless the action to be effected by written consent of stockholders and the taking of such action by such written consent shall have been expressly approved in advance by the Board, in which case such action may be taken by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or together with the holders of one or more other series of Preferred Stock, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Section B. Special Meetings of Stockholders.

Except as otherwise fixed pursuant to Article IV (including any Certificate of Designation) relating to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (1) the Chairman of the Board of Directors, (2) the Board or the Secretary of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office or (3) Denali, so long as Denali Entities beneficially own, in the aggregate, shares of capital stock of the Corporation representing at least 40% in voting power of the capital stock entitled to vote generally on the election of directors. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting. No special meeting of stockholders called by Denali may be postponed, rescheduled or cancelled by the Corporation without the prior written consent of Denali.

ARTICLE VII

DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the

Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No modification or repeal of the provisions of this Article VII shall adversely affect any right or protection of any director of the Corporation existing at the date of such modification or repeal or create any liability or adversely affect any such right or protection for any acts or omissions of such director occurring prior to such modification or repeal.

ARTICLE VIII

CORPORATE OPPORTUNITY

Section A. General.

This Article VIII anticipates the possibility that (1) one or more Denali Entities or Silver Lake Affiliates, individually or together, may be, directly or indirectly, a controlling, majority or significant stockholder of the Corporation, (2) certain Denali Officials and certain Silver Lake Affiliates also may serve as Corporation Officials, (3) the Corporation Entities, on the one hand, and the Denali Entities or the Silver Lake Affiliates, on the other hand, may, from time to time, (a) engage in the same, similar or related activities or lines of business or other business activities that overlap or compete with those of the other and (b) have an interest in the same areas of corporate opportunities, and (4) benefits may be derived by the Corporation Entities through their contractual, corporate and business relations with the Denali Entities or the Silver Lake Affiliates. The provisions of this Article VIII shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation Entities and the Corporation Officials as they may involve the Denali Entities or the Silver Lake Affiliates, and the powers, rights, duties and liabilities of the Corporation Entities and the Corporation Officials in connection therewith.

Section B. Existing Agreements.

To the fullest extent permitted by law, no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any Denali Entity or Silver Lake Affiliate, on the other hand, before the Corporation ceases to be a direct or indirect wholly owned subsidiary of Denali shall be void or voidable or be considered unfair to the Corporation or any Corporation Affiliate for the reason that any Denali Entity or Silver Lake Affiliate is a party thereto, or because any Denali Official is a party thereto, or because any Denali Official or Silver Lake Affiliate was present at or participated in any meeting of the Board, or any committee thereof, or the board of directors, or any committee thereof, of any Corporation Affiliate, that authorized such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) or the performance thereof by any Corporation Entity shall be considered to be contrary to any fiduciary duty owed to any of the Corporation Entities or to any of their respective stockholders by any Denali Entity or Silver Lake Affiliate or by any Corporation Official (including any Corporation Official who may have been a Denali Official or Silver Lake Affiliate) and each such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation Entities, and shall be deemed not to have breached his or her duties of loyalty to the Corporation Entities and their respective stockholders, and not to have derived an improper personal benefit therefrom. To the fullest extent permitted by law, no Corporation Official shall have or be under any fiduciary duty to any Corporation Entity or its stockholders to refrain from acting on behalf of any such Corporation Entity (or on behalf of any Denali Entity or Silver Lake Affiliate if such Corporation Official is also a Denali Official or Silver Lake Affiliate) in respect of any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) in accordance with its terms.

Section C. Additional Agreements.

The Corporation from time to time may enter into and perform, and cause or permit any Corporation Affiliate to enter into and perform, one or more agreements (or amendments or modifications to pre-existing agreements) with any one or more of the Denali Entities or the Silver Lake Affiliates pursuant to which any one or more of the Corporation Entities, on the one hand, and any one or more of the Denali Entities or the Silver Lake Affiliates, on the other hand, agree to engage in transactions of any kind or nature, or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other (or with any one or more other Denali Entities or Silver Lake Affiliates or Corporation Entities, respectively), including to allocate and to cause Corporation Officials and Denali Officials or Silver Lake Affiliates (including any person who is both a Corporation Official and a Denali Official or a Silver Lake Affiliate) to allocate or refer opportunities between such Corporation Entities and Denali Entities or Silver Lake Affiliates. To the fullest extent permitted by law, neither any such agreement, nor the performance thereof by any Corporation Entity or any Denali Entity or Silver Lake Affiliate, shall be considered contrary to (1) any fiduciary duty that any Denali Entity or Silver Lake Affiliate may owe to any Corporation Entity or its stockholders by reason of any Denali Entity or Silver Lake Affiliate being, directly or indirectly, a controlling, majority or significant stockholder of any such Corporation Entity or participant in the control of any such Corporation Entity or (2) any fiduciary duty that any Corporation Official who is also a Denali Official or Silver Lake Affiliate may owe to any Corporation Entity or its stockholders. To the fullest extent permitted by law, no Denali Entity or Silver Lake Affiliate, by reason of being, directly or indirectly, a controlling, majority or significant stockholder of any Corporation Entity or participant in the control of any Corporation Entity, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no Corporation Official who is also a Denali Official or Silver Lake Affiliate shall have or be under any fiduciary duty to any Corporation Entity or its stockholders to refrain from acting on behalf of any Corporation Entity or any Denali Entity or Silver Lake Affiliate in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

Section D. Duties of Denali Entities.

Except as otherwise agreed in writing between the Corporation, on the one hand, and Denali or a Silver Lake Affiliate, on the other hand, the Denali Entities and the Silver Lake Affiliates shall, to the fullest extent permitted by law, have no duty to refrain from (1) engaging in the same or similar activities or lines of business as any Corporation Entity, (2) doing business with any client, customer or vendor of any Corporation Entity or (3) employing, or otherwise engaging or soliciting for such purpose, any officer, director or employee of any Corporation Entity. To the fullest extent permitted by law, no Denali Entity or Silver Lake Affiliate shall be deemed to have breached its fiduciary duties, if any, to any Corporation Entity or its stockholders solely by reason of engaging in any activity described in clauses (1) through (3) of the immediately preceding sentence. If any Denali Entity or Silver Lake Affiliate is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to any Corporation Entity. In the case of any potential transaction or business opportunity in which the Corporation has renounced its interest and expectancy in accordance with the immediately preceding sentence, the Denali Entities or the Silver Lake Affiliates, or as the case may be, shall, to the fullest extent permitted by law, not be liable to any Corporation Entity or its stockholders for breach of any fiduciary duty as a direct or indirect stockholder of any Corporation Entity by reason of the fact that any one or more of the Denali Entities or the Silver Lake Affiliates pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.

Section E. Officials.

1.	If a Corporation Official who is also a Denali Official or a Silver Lake Affiliate is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law except as provided in Section E.3 of this Article VIII, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any such Corporation Affiliate.

2.	If a Corporation Official who is also a Denali Official or a Silver Lake Affiliate is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity in any manner, except as provided in Section E.3 of this Article VIII, such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation or any Corporation Affiliate and shall, to the fullest extent permitted by law, not be liable to any Corporation Entity or its stockholders for breach of any fiduciary duty as a Corporation Official, including, without limitation, by reason of the fact that any one or more of the Denali Entities or the Silver Lake Affiliates pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.

3.	Notwithstanding anything to the contrary in this Section E, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official in writing solely in his or her capacity as a Corporation Official.

Section F. Amendments.

No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any Denali Entity or Silver Lake Affiliate or any Corporation Official for or with respect to any corporate opportunity that such Denali Entity or Silver Lake Affiliate or such Corporation Official was offered, or of which such Denali Entity or Silver Lake Affiliate or such Corporation Official acquired knowledge, prior to such amendment or repeal.

Section G. Scope.

In addition to, and notwithstanding the foregoing provisions of this Article VIII, a potential transaction or business opportunity (1) that the Corporation Entities are not financially able, contractually permitted or legally able to undertake or (2) that is, from its nature, not in the line of the business of the Corporation Entities, is of no practical advantage to any Corporation Entity or is one in which no Corporation Entity has any interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation or any Corporate Affiliate, and the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, hereby renounces any interest or expectancy therein or being offered an opportunity to participate therein.

Section H. Termination.

Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the provisions of Sections C, D, E, F and G of this Article VIII shall automatically terminate, expire and have no further force and effect from and after the date on which (1) the Denali Entities cease to own beneficially, in the aggregate, shares of capital stock of the Corporation representing at least 10% in voting power of the capital stock entitled generally to vote on the election of directors and (2) no Denali Official or Silver Lake Affiliate is also a Corporation Official; provided, however, that such automatic termination, expiration and failure to have further force and effect shall not apply to or have any effect on the liability or alleged liability of any Denali Entity or Silver Lake Affiliate or Corporation Official for or with respect to any corporate opportunity that such Denali Entity or Silver Lake Affiliate or Corporation Official was offered, or of which such Denali Entity or Silver Lake Affiliate or Corporation Official acquired knowledge, prior to such automatic termination, expiration and failure to have further force and effect.

ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation or the Delaware General Corporation Law, and all rights herein conferred upon the stockholders of the Corporation are granted subject to such reservation.

ARTICLE XI

BYLAWS

In furtherance and not in limitation of the powers conferred upon the Board by the Delaware General Corporation Law, the Bylaws of the Corporation may be altered, amended or repealed, and new Bylaws may be made, by the affirmative vote of a majority of the authorized number of directors (without regard to vacancies). The Bylaws of the Corporation also may be altered, amended or repealed, and new Bylaws may be made, by the stockholders of the Corporation by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority in voting power of the outstanding capital stock entitled to vote thereon, voting together as a single class; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

ARTICLE XII

BUSINESS COMBINATIONS

The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law until such time as the Denali Entities cease to own beneficially, in the aggregate, shares of capital stock of the Corporation representing at least 10% in voting power of the capital stock entitled generally to vote on the election of directors, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any holder of capital stock of the Corporation, become governed by Section 203 of the Delaware General Corporation Law.

ARTICLE XIII

DEFINITIONS

Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:

A.	“beneficial ownership” (or words or phrases of similar import) shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

B.	“corporate opportunity” shall include, but not be limited to, (1) business opportunities that (i) the Corporation or any Corporation Affiliate is financially able, contractually permitted and legally able to undertake, (ii) are, from their nature, in the line of the business of the Corporation or any Corporation Affiliate and (iii) are of practical advantage to the Corporation or any Corporation Affiliate and (2) business opportunities in which the Corporation or any Corporation Affiliate, but for the provisions of Article VIII, would have an interest or a reasonable expectancy.

C.	“Corporation Affiliate” shall mean (1) any legal entity of which the Corporation is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests or (2) any other legal entity that (directly or indirectly) is controlled by the Corporation.

D.	“Corporation Entity” shall mean any one or more of the Corporation and the Corporation Affiliates.

E.	“Corporation Official” shall mean each natural person who is a director or an officer (or both) of the Corporation or one or more Corporation Affiliates.

F.	“Debt Agreements” shall mean: (1) the Indenture dated as of October 7, 2013, as supplemented or amended from time to time, among Dell International L.L.C. (f/k/a Denali Borrower LLC) and Denali Finance Corp., as Issuers, Dell Inc. (f/k/a Denali Acquiror Inc.), as a Guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee and Notes Collateral Agent; (2) the Security Agreement dated as of October 29, 2013, as supplemented or amended from time to time, among Dell International L.L.C., Denali Finance Corp., Denali Intermediate Inc., Dell Inc., the other Grantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Notes Collateral Agent; (3) the Credit Agreement dated as of October 29, 2013, as supplemented or amended from time to time, among Denali Intermediate Inc., Dell Inc. (f/k/a Denali Acquiror Inc.), Dell International L.L.C. (f/k/a Denali Borrower LLC), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto; (4) the Collateral Agreement dated as of October 29, 2013, as supplemented or amended from time to time, among Denali Intermediate Inc., Dell Inc., Dell International L.L.C., the other Grantors party thereto and Bank of America, N.A., as Collateral Agent; (5) the ABL Credit Agreement dated as of October 29, 2013, as supplemented or amended from time to time, among Denali Intermediate Inc., Dell Inc. (f/k/a Denali Acquiror Inc.), Dell International L.L.C. (f/k/a Denali Borrower LLC), Dell Canada Inc., Dell Products, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto; (6) the U.S. Collateral Agreement dated as of October 29, 2013, as supplemented or amended from time to time, among Denali Intermediate Inc., Dell Inc., Dell International L.L.C., the other Grantors party thereto and Bank of America, N.A., as Administrative Agent; (7) any and all agreements entered into by any Denali Entity from time to time in connection with the agreements referred to in the immediately preceding clauses (1) through (6); and (8) any and all other agreements, documents and instruments governing indebtedness incurred to refinance or otherwise replace, in whole or in part, the indebtedness and other obligations outstanding or permitted to be outstanding under any of the agreements referred to in any of the immediately preceding clauses (1) through (7) or any successor agreements referred to in this clause (8).

G.	“Dell Trust” shall mean the Susan Lieberman Dell Separate Property Trust.

H.	“Denali” shall mean Denali Holding Inc., a Delaware corporation, any of its successors by way of merger, consolidation or share exchange, any acquiror of all or substantially all of its assets and any person of which Denali Holding Inc. becomes a subsidiary.

I.	“Denali Affiliate” shall mean, other than the Corporation or any Corporation Affiliate, (1) any legal entity of which Denali is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests, (2) any other legal entity that (directly or indirectly) is controlled by Denali, controls Denali or is under common control with Denali, and (3) any of (i) MD, (ii) any legal entity of which MD is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests, (iii) any other legal entity that (directly or indirectly) is controlled by MD, (iv) the Dell Trust, (v) any MSD Fund and (vi) any Permitted Transferee of any person referred to in sub-clause (i), (iv) or (v) of this clause (3).

J.	“Denali Entity” shall mean any one or more of Denali and the Denali Affiliates; provided, however, notwithstanding the foregoing, solely for purposes of Article IV, “Denali Entity” shall mean any one or more of Denali and its subsidiaries (other than any Corporation Entity).

K.	“Denali Official” shall mean each natural person who is a director or an officer (or both) of Denali or one or more Denali Affiliates.

L.	“Immediate Family Members” shall mean, with respect to any natural person (including MD), (1) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings, spouse’s siblings and (2) the lineal descendants of each of the persons described in the immediately preceding clause (1).

M.	“MD” shall mean Michael S. Dell.

N.	“MD Charitable Entity” shall mean the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the Internal Revenue Code of 1986, as amended) established and principally funded directly or indirectly by MD and/or his spouse.

O.	“MD Fiduciary” shall mean any trustee of an inter vivos or testamentary trust appointed by MD.

P.	“MD Stockholders” shall mean MD and the Dell Trust.

Q.	“MSD Funds” shall mean (1) MSDC Denali Investors, L.P., a Delaware limited partnership, and (2) MSDC Denali EIV, LLC, a Delaware limited liability company.

R.	“Permitted Transferee” shall mean:

a.	In the case of the MD Stockholders:

(i)	MD, the Dell Trust or any Immediate Family Member of MD;

(ii)	any MD Charitable Entity;

(iii)	one or more trusts whose current beneficiaries are, and will remain for so long as such trust holds securities of the Corporation, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;

(iv)	any corporation, limited liability company, partnership or other legal entity wholly-owned by any one or more natural persons or legal entities described in clause (a)(i), (a)(ii) or (a)(iii) of this definition of “Permitted Transferee”; and

(v)	from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution.

b.	In the case of any of the MSDC Funds, (i) any of its controlled affiliates (other than portfolio companies) or (ii) an affiliated private equity fund of a MSD Fund that remains such an affiliate or affiliated private equity fund of such MSD Fund.

S.	“person” shall mean a natural person, corporation, partnership, limited liability company, trust, joint venture, association or other legal entity of any kind; each reference to a “record holder” of shares, if a natural person, shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.

T.	“Pledge” shall mean any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in, attaching or applicable to, affecting or otherwise in respect of any share of Class B Common Stock, whether or not filed, recorded or otherwise perfected under applicable law, created, incurred or existing pursuant to any bona fide loan or indebtedness transaction or other bona fide obligation, including, without limitation, pursuant to any Debt Agreement.

U.	“Silver Lake” shall mean Silver Lake Group, L.L.C., a Delaware limited liability company, and any of its successors.

V.	“Silver Lake Affiliate” shall mean Silver Lake and any legal entity or natural person that (directly or indirectly) is controlled by Silver Lake, controls Silver Lake or is under common control with Silver Lake, and shall include any principal, member, director, partner, stockholder, officer, employee or representative of any of the foregoing (including any such natural person who serves as a director of the Corporation or any Corporation Entity), but excluding in any event the Corporation or any Corporation Affiliate.

W.	“subsidiary” shall mean, as to any person, a corporation, partnership, limited liability company, joint venture, association or other legal entity in which such person beneficially owns voting interests representing 50% or more in voting power of the outstanding voting interests.

X.	“Tax-Free Transactions” shall mean the tax-free status of the Distribution under Section 355 of the Internal Revenue Code of 1986, as amended, and any disposition of Common Stock to Denali creditors (including creditors of a Denali subsidiary) intended to qualify as tax-free under Section 361(c) of the Internal Revenue Code of 1986, as amended.

Y.	“transfer” for the purposes of Article IV shall mean any sale or other disposition of a share of Class B Common Stock; provided, however, notwithstanding the foregoing, “transfer” shall not mean any Pledge of a share of Class B Common Stock for so long as the owner of such share of Class B Common Stock continues to exercise voting control over such share of Class B Common Stock (with a power of attorney and/or proxy given by such owner to exercise voting control upon the occurrence of certain events not constituting voting control for these purposes until such events occur and such power of attorney and/or proxy is effective); provided further, however, that a foreclosure on such share of Class B Common Stock or other similar action by the pledgee under such Pledge which results in the acquisition by the pledgee or any other assignee thereof (other than a Denali Entity) of voting control over such share of Class B Common Stock shall constitute a “transfer.”

Z.	“voting interests” shall mean, with respect to any legal entity, capital stock, partnership interests, limited liability company interests or other securities or interests entitled generally to vote on the election of directors, managers or other voting members of the governing body of such legal entity.

For purpose of the foregoing definitions, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a legal entity, whether through the ownership of voting interests, by contract, or otherwise.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this             day of             , 2016.

By:
Name:
Title:

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